Exhibit 5.1
Margaret McCandless
Associate General Counsel
CenturyLink
1801 California Street, Suite 5100
Denver, CO 80202
June 8, 2011
Qwest Corporation
100 CenturyLink Drive
Monroe, LA 71203
     Re: Qwest Corporation 7.375% Notes due 2051
Ladies and Gentlemen:
I am Associate General Counsel of CenturyLink, Inc., a Louisiana corporation (“CenturyLink”), and am providing this letter as counsel to Qwest Corporation, a Colorado corporation and wholly owned subsidiary of CenturyLink (the “Company”). I have examined the Registration Statement on Form S-3, File No. 333-156101 (the “Registration Statement”) of the Company and certain of its affiliates filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, and the prospectus supplement, dated June 1, 2011, filed by the Company with the Commission on June 2, 2011, pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”) in connection with the offering and sale by the Company of $661,250,000 aggregate principal amount of the Company’s 7.375% Notes due 2051 (the “Securities”).
The Securities will be issued pursuant to an Indenture, dated as of October 15, 1999, between the Company (formerly known as US WEST Communications, Inc.) and Bank of New York Trust Company, National Association (as successor in interest to Bank One Trust Company, National Association), as amended and supplemented to the date hereof, and as will be further supplemented by the Seventh Supplemental Indenture between the Company and U.S. Bank National Association, as trustee, dated as of June 8, 2011 (as amended and supplemented, the “Indenture”).
In rendering the opinions expressed below, I have examined the originals, or copies identified to my satisfaction as being true and complete copies of the originals, of such records of the Company and certificates of individuals and such other documents as I have deemed relevant and necessary as the basis for these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons executing agreements, instruments or documents, the completeness and authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies.
Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that the Securities have been duly authorized on behalf of the Company and that, assuming due execution, authentication, issuance and delivery of the Securities as provided in the Indenture, the Securities will constitute legal, valid and binding obligations of the Company.

June 8, 2011

The opinions expressed above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
I consent to (i) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, dated June 8, 2011, (ii) the incorporation by reference of this opinion into the Registration Statement, and (iii) the use of my name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully Submitted,
/s/ Margaret McCandless

Margaret McCandless Associate General Counsel of CenturyLink